Exhibit 107.1

Calculation of Filing Fee Table

FORM F-4

(Form Type)

BAIRD MEDICAL INVESTMENT HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	PubCo Ordinary Shares (1)	457(f)	(1)	10,685,851	$10.53	(2)	$112,522,011	0.0001102	$12,400
	Equity	PubCo Warrants (3)	457(g)		11,500,000	0.045	(4)	517,500	0.0001102	57
Carry Forward Securities	—	—	—		—	—		—	—	—
	Total Offering Amounts					—		$113,039,511	—	$12,457

(1)	The number of ordinary shares with a par value of $0.0001 per share (the “PubCo Ordinary Shares”) of Baird Medical Investment Holdings Limited (“PubCo”) being registered is based upon an estimate of the maximum number of PubCo Ordinary Shares issued in connection with the merger of Betters Medical Merger Sub, Inc. (“Merger Sub”) with and into ExcelFin Acquisition Corp. (“ExcelFin”) pursuant to the Business Combination Agreement by and among ExcelFin, Merger Sub, PubCo, Betters Medical Investment Holdings Limited and Tycoon Choice Global Limited (the “BCA”) whereby: (a)(i) each of the 4,788,792 outstanding shares of ExcelFin’s Class A Common Stock, par value $0.0001 per share (the “ExcelFin Common Stock”) will be exchanged for the right to receive one PubCo Ordinary Share and (ii) each of the 5,750,000 outstanding shares of ExcelFin’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) will exchanged for PubCo Ordinary Share; and (b) up to 147,059 PubCo Ordinary Shares may be issued upon the conversion of up to $1,500,000 in working capital loans, convertible at the option of the holder thereof at closing at $10.20 per share.
(2)	Estimated pursuant to Rule 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, based on the average of the high and low prices of ExcelFin Class A Common Stock on the Nasdaq Global Market on August 16, 2023 ($10.53 per PubCo Ordinary Share) (within five business days prior to the date of the filing of this Registration Statement on Form F-4).
(3)	All of the outstanding warrants of ExcelFin included in the units sold in ExcelFin’s initial public offering (the “Public ExcelFin Warrants”) entitling the holder thereof to purchase one share of the ExcelFin Class A Common Stock at an exercise price of $11.50 per share, will be converted into the right to receive PubCo Ordinary Shares on substantially the same terms as the ExcelFin Warrants (the “PubCo Warrants”).
(4)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the ExcelFin Warrants on the Nasdaq Global market on August 16, 2023 ($0.045 per warrant). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

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